Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units (as defined below) and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely pursuant to the Offer to Purchase dated April 1, 2020 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Units. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Units in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror. Unitholders should not construe the contents of this announcement or the Offer to Purchase as investment, legal or tax advice. Each unitholder should consult with his or her own professional advisers and make his or her own determination as to whether to tender Units pursuant to the Offer. Holders of Units are urged to read the Offer to Purchase carefully before making any decision with regard to the Offer.

Notice of Offer to Purchase for Cash

All Outstanding Units of Beneficial Interest

in

Hugoton Royalty Trust

at

$0.20 Net per Unit

Pursuant to the Offer to Purchase Dated April 1, 2020

by

XTO Energy Inc.

XTO Energy Inc., a Delaware corporation (the “Offeror”) is offering to purchase all outstanding units of beneficial interest (the “Units”), in Hugoton Royalty Trust, a Texas express trust (the “Trust”), at a purchase price of $0.20 per Unit, net to the seller in cash, without interest (the “Offer Price”), subject to any withholding of taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 1, 2020 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related letter of transmittal (as amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase and other related materials, constitutes the “Offer”). Tendering unitholders whose Units are registered in their names and who tender directly to Computershare Trust Company N.A. (the “Depositary”) will not be charged brokerage fees or similar expenses on the sale of Units for cash pursuant to the Offer. Tendering unitholders whose Units are registered in the name of their broker, dealer, commercial bank, trust company or other nominee should consult such nominee to determine if any fees may apply.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 PM, NEW YORK CITY TIME, AT THE END OF THE DAY ON TUESDAY, APRIL 28, 2020 UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offeror is making the Offer because the Offeror wants to acquire at least 80% of the outstanding Units. Following any successful consummation of the Offer, the Offeror intends to make an offer to the Trustee to purchase all of the net profits interests (collectively, the “Net Profits Interests”) conveyed to the Trust effective December 1, 1998. The Net Profits Interests entitle the Trust to receive 80% of the net proceeds from sales of oil and gas produced from the Offeror’s long-lived, principally natural gas, properties in Kansas, Oklahoma and Wyoming. In connection with the conveyance of the Net Profits Interests, the Offeror is party to the Royalty Trust Indenture of Hugoton Royalty Trust, dated as of December 1, 1998 and amended and restated on March 24, 1999 (the “Trust Indenture”), with Simmons Bank (the “Trustee”). Any such sale of the Net Profits Interests would need to be approved by the Trustee and the unitholders. If the Offeror makes such an offer and the Trustee determines that the offer for the Net Profits Interests is not in the best interest of the unitholders or otherwise declines the offer, under the Trust Indenture, the Offeror, as a holder of at least 15% of the Units, would have the ability to cause the Trustee to call a meeting of the unitholders for the purpose of proposing and voting on the termination of the Trust. As the owner of at least 80% of the outstanding Units, the Offeror would have the practical ability to cause such proposed termination to be approved. In the event the Trust is terminated, under the Trust Indenture, the Trustee must, within two years of such termination, sell for cash in one or more sales all the properties (including the Net Profits Interests) other than cash then constituting the Trust estate, and the Trustee must promptly distribute the proceeds of any such sales to unitholders after paying, satisfying or discharging all liabilities of the Trust. The Trustee is not required to obtain unitholder approval for any sale of the Net Profits Interests following termination of the Trust, and the Trust Indenture authorizes the Trustee to accept any offer that it deems reasonable in its discretion. In any case in which the Trustee seeks to sell the Net Profits Interests, the Offeror currently anticipates that it would make an offer to the Trustee to purchase the Net Profits Interests, and the Offeror and its affiliates reserve the right to purchase the Net Profits Interests if such offer is accepted. There can be no assurance that the per Unit proceeds available for distribution to unitholders following any such purchase of the Net Profits Interests by the Offeror will not be less than the Offer Price.

The Offer is being made without obtaining the prior approval or recommendation of the Trustee.

The Offer is conditioned upon several conditions, including, among other things, there being validly tendered in accordance with the terms of the Offer and not validly withdrawn, immediately prior to the expiration of the Offer, a number of Units that represents at least 80% of the Units then outstanding as of the date and time at which the acceptance for payment of Units pursuant to and subject to the Offer occurs (the “Minimum Condition”). There is no financing condition to the Offer. Other conditions to the Offer are described in the Offer to Purchase.

Upon the terms and subject to the conditions set forth in the Offer, the Offeror will accept for payment all Units that were validly tendered and not withdrawn at or prior to one minute after 11:59 pm, New York City time, at the end of the day on Tuesday, April 28, 2020 (the “Expiration Date”), unless extended or earlier terminated, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

If the Minimum Condition is not satisfied at the Expiration Date then the Offeror will not accept for payment or pay for Units pursuant to the Offer. The Offeror reserves the right, which it currently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, fewer than the minimum number of Units, subject to applicable notification requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If any of the conditions to the Offer is not satisfied or waived at any scheduled Expiration Date, the Offeror may extend the Offer at any time or from time to time for any reason. The Offeror is also required to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by the listing requirements of the OTCQX® Best Market and applicable law.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, but no later than 9:00 a.m., New York City time, on the next business day after the day of the previously scheduled Expiration Date. The Offeror and its affiliates reserve the right, following expiration of the Offer, to purchase additional Units, either in open market or privately negotiated transactions, in one or more additional tender offers or otherwise, or to sell all or any portion of the Units owned by the Offeror.

In order to take advantage of the Offer, you must either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal and any other required documents to the Depositary, and either deliver the certificates for your Units along with the Letter of Transmittal to the Depositary or tender your Units pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee to tender your Units. If you desire to tender your Units, and certificates evidencing your Units are not immediately available or you cannot deliver such certificates and all other required documents to the Depositary or you cannot comply with the procedures for book-entry transfer described in Section 3 of the Offer to Purchase, in each case prior to the Expiration Date, you may tender your Units by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

For the purposes of the Offer, the Offeror will be deemed to have accepted for payment tendered Units when, as and if the Offeror gives oral or written notice of the Offeror’s acceptance to the Depositary. The Offeror will pay for Units accepted for payment pursuant to the Offer by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering unitholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering unitholders. If the Offeror extends the Offer, is delayed in its acceptance for payment of Units or is unable to accept Units for payment pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under the Offer, the Depositary may retain tendered Units on the Offeror’s behalf, and such Units may not be withdrawn except to the extent that tendering unitholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will the Offeror pay interest on the consideration paid for Units pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Units accepted for payment pursuant to the Offer will only be made after timely receipt by the Depositary of (i) certificates evidencing such Units or confirmation of a book-entry transfer of such Units into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of book-entry transfer of Units held of record by a clearing corporation as nominee, an Agent’s Message (as described in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering unitholders may be paid at different times depending upon when certificates or book-entry confirmations with respect to Units are actually received by the Depositary. If you wish to tender Units pursuant to the Offer and cannot deliver such Units and all other required documents to the Depositary or cannot comply with the procedures for book-entry transfer described in Section 3 of the Offer to Purchase, in each case prior to the Expiration Date, you may nevertheless tender such Units by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase. However, Units tendered by the Notice of Guaranteed Delivery will be excluded from the determination of whether the Minimum Condition has been satisfied, unless such Units and other required documents are received by the Depositary by the Expiration Date.

Except as described in the Offer to Purchase, tenders of Units made in the Offer are irrevocable. You may withdraw some or all of the Units that you have previously tendered in the Offer at any time before the Expiration Date and, if such Units have not yet been accepted for payment as provided in the Offer to Purchase, any time after May 31, 2020, which is 60 days from the date of the commencement of the Offer. For your withdrawal to be effective, a written or emailed notice of withdrawal with respect to the Units must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn and the name of the registered holder of Units, if different from that of the person who tendered such Units. If the Units to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Units tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Units. In addition, such notice must specify, in the case of Units tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Units to be withdrawn or, in the case of Units tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Units. Withdrawals may not be rescinded, and Units withdrawn will thereafter be deemed not validly tendered. However, withdrawn Units may be retendered at any time before the Expiration Date by again following any of the procedures described in the Offer to Purchase.

Subject to applicable law as applied by a court of competent jurisdiction, the Offeror will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units, and its determination will be final and binding.

The sale of Units for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Payments to unitholders will be subject to withholding tax unless such unitholder provides the tax forms described in Section 3 of the Offer to Purchase. For a more detailed description of certain U.S. federal income tax consequences of the Offer, consult Section 5 of the Offer to Purchase. All unitholders should consult with their own tax advisors as to the particular tax consequences of tendering their Units pursuant to the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 promulgated under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

A request will be made on the date of the Offer to Purchase to the Trustee for the use of the Trust’s unitholder list and security position listings for the purpose of disseminating the Offer to holders of Units. Once the Trust has provided such list and listings or otherwise complied with such request, the Offer to Purchase, the Letter of Transmittal and other related materials will be mailed to record holders of Units who appear on the unitholder list and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the unitholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Units.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror’s expense. Unitholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. The Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Units pursuant to the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Unitholders, Banks and Brokers

Call Toll-Free: (800) 676-0281

Email: hugoton@georgeson.com

April 1, 2020